May 23, 2007	MEDIA AND INVESTOR RELATIONS CONTACT:	Karen Taylor
	Phone:	303/633-2913
	24-Hour:	303/809-9160

DCP MIDSTREAM PARTNERS AGREES TO ACQUIRE EQUITY INTERESTS FROM GENERAL PARTNER IN $270 MILLION TRANSACTION

DENVER - DCP Midstream Partners, LP (NYSE: DPM), or the Partnership, today announced that it has signed an agreement to acquire partial interests in DCP East Texas Holdings, LLC and Discovery Producer Services LLC from DCP Midstream, LLC, the owner of the Partnership’s general partner. The $270 million transaction, which is $20 million higher than was previously announced, is subject to customary purchase price adjustments and is expected to close July 2, 2007.

The transaction includes a 25 percent non-operated interest in DCP East Texas Holdings, LLC (East Texas). The East Texas assets, an integrated gas gathering and processing complex located primarily in Panola County, Texas, consist of the following:

•	a natural gas processing complex with total processing capacity of 780 million cubic feet per day (MMcf/d);

•	approximately 900 miles of gas gathering pipelines with over 1,500 receipt points and over 25,000 horsepower of compression; and

•	the Carthage Hub, with an aggregate delivery capacity of 1.5 billion cubic feet per day, which delivers residue gas to multiple interstate and intrastate pipelines.

The East Texas assets will continue to be operated by DCP Midstream, LLC.

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The transaction also includes DCP Midstream, LLC’s 40 percent non-operated interest in Discovery Producer Services LLC (Discovery Partnership). The Discovery Partnership assets, operated by the Williams Companies (NYSE: WMB), offer a full range of wellhead to market services to both onshore and offshore natural gas producers. The assets are primarily located in the eastern Gulf of Mexico and Lafourche Parish, La., and consist of the following:

•	270 miles of deepwater Gulf of Mexico gathering and FERC-regulated transmission pipelines;

•	the 600 MMcf/d LaRose gas processing plant; and,

•	the 32 thousand barrel per day Paradis fractionator.

“We are very pleased to continue to expand and diversify the Partnership’s operating footprint with assets that have high potential for continued growth,” said Mark Borer, president and CEO of the Partnership. “With strong drilling around the East Texas assets and the new Tahiti Expansion coming on line in 2008 for Discovery, these two assets strengthen the Partnership’s position to compete for organic growth opportunities. This transaction, combined with the $180 million purchase of gathering and compression assets from Anadarko Petroleum that closed in May and the recently announced agreement to drop down $165 million of gathering and processing assets from our general partner, subject to its purchase of those assets from Momentum Energy Group, Inc., total over $600 million in high quality growth acquisitions for the Partnership that either have closed or are planned to close in 2007. The combination of these acquisitions with our existing asset base positions us to deliver continued growth for our unitholders.”

The Partnership plans to finance the purchase with a combination of debt and equity. The transaction will be immediately accretive to the Partnership’s unitholders on a per-unit basis. As part of the agreement, DCP Midstream, LLC will bear the cost to complete Discovery’s Tahiti Expansion.

The Partnership will assume a crude oil swap previously executed by DCP Midstream, LLC to manage a significant portion of the Partnership’s commodity price exposure relative to its non-operated interests in these two assets. The fixed price swap was executed at a flat price of $66.72 per barrel for a period from July 2007 through December 2012. The Partnership will not use hedge accounting to account for this crude oil swap, so therefore changes in price for unsettled contracts will be recognized in the income statement as non-cash gains or losses.

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DCP Midstream Partners, LP (NYSE: DPM) is a midstream master limited partnership that gathers, processes, transports and markets natural gas and natural gas liquids and is a leading wholesale distributor of propane. DCP Midstream Partners, LP is managed by its general partner, DCP Midstream GP, LLC, which is wholly owned by DCP Midstream, LLC, a joint venture between Spectra Energy and ConocoPhillips. For more information, visit the DCP Midstream Partners, LP Web site at http://www.dcppartners.com.

This press release may contain or incorporate by reference forward-looking statements as defined under the federal securities laws regarding DCP Midstream Partners, LP, including projections, estimates, forecasts, plans and objectives. Although management believes that expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to be correct. In addition, these statements are subject to certain risks, uncertainties and other assumptions that are difficult to predict and may be beyond our control. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, the Partnership’s actual results may vary materially from what management anticipated, estimated, projected or expected. Among the key risk factors that may have a direct bearing on the Partnership’s results of operations and financial condition are:

•	the level and success of natural gas drilling around our assets and our ability to connect supplies to our gathering and processing systems in light of competition;

•	our ability to grow through acquisitions, asset contributions from our parents, or organic growth projects, and the successful integration and future performance of such assets;

•	our ability to access the debt and equity markets;

•	fluctuations in oil, natural gas, propane and other NGL prices;

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•	our ability to purchase propane from our principal suppliers for our wholesale propane logistics business; and

•	the credit worthiness of counterparties to our transactions.

Investors are encouraged to closely consider the disclosures and risk factors contained in the Partnership’s annual and quarterly reports filed from time to time with the Securities and Exchange Commission. The Partnership undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Information contained in this press release is unaudited, and is subject to change.